CONSENT OF INDEPENDENT REGISTERED PUBLIC ACCOUNTING FIRM

We hereby consent to the incorporation by reference in this Registration Statement on Form N-1A of our report dated March 1, 2018, relating to the consolidated financial statements and financial highlights of The Gold Bullion Strategy Fund (the “Fund”), a series of the Advisors Preferred Trust, for the year ended December 31, 2017, and to the references to our firm under the headings “Consolidated Financial Highlights” and “Independent Registered Public Accounting Firm” in the Prospectus and “Organization and Management of Wholly-Owned Subsidiary” and “Independent Registered Public Accounting Firm” in the Statement of Additional Information.

Cohen & Company, Ltd.

Cleveland, Ohio

April 20, 2018